SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

___________________

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)

Kaiser Ventures, Inc.
- ----------------------------------
(NAME OF ISSUER)


Common Stock,  $0.03 Par Value
- ----------------------------------
(TITLE OF CLASS OF SECURITIES)


483088  10  0
- ----------------------------------
(CUSIP NUMBER)


Thomas M. Barnhart, II
Pacholder Associates, Inc.
8044 Montgomery Road, Suite 382
Cincinnati, OH  45236
(513) 985-3200
- ----------------------------------
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

September 19, 1996

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ] .

Check the following box if a fee is being paid with this statement [  ] .



 1.	NAME OF REPORTING PERSONS
	S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

		Pacholder Associates, Inc.  31-1089398

 2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	[  ]
									(b)	[  ]

 3.	SEC USE ONLY

 4.	SOURCE OF FUNDS*

		Inapplicable - Investment Advisor

 5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEM 2(d) OR 2(e)						[  ]

 6.	CITIZENSHIP OR PLACE OF ORGANIZATION

		State of Ohio

 7.	SOLE VOTING POWER

		2,097,339

 8.	SHARED VOTING POWER

		- 0 -

 9.	SOLE DISPOSITIVE POWER

		2,097,339

10.	SHARED DISPOSITIVE POWER

		- 0 -

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		2,097,339

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	CERTAIN SHARES*								[  ]

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

		21.7% (20.1% fully diluted)

14.	TYPE OF REPORTING PERSON*

		IA, CO



	This Amendment No. 3 to Schedule 13-D is filed by Pacholder Associates, Inc.
("PAI") to amend its originally filed Schedule 13-D dated May 23, 1994 (as amended on August 4, 1994 and September 22, 1994), relative to the Common Stock
$0.03 par value of Kaiser Ventures, Inc.  Items not included in this Amendment are either not amended or not applicable.



Item 7.  Material to be Filed as Exhibits


	Exhibit Number		Title of Document			Exhibit Page

	A.			Names and addresses of officers
				and directors of PAI				*

	B.			Contract between the PBGC and PAI		*

	C.			Modification No. 1 to Contract			**
				dated 5/23/94

	D.			Modification No. 2 to Contract			**
				dated 6/23/94

	E.			Modification No. 3 to Contract			**
				dated 9/28/94

	F.			Modification No. 4 to Contract			**
				dated 12/13/94

	G.			Modification No. 5 to Contract			**
				dated 1/4/95

	H.			Modification No. 6 to Contract			**
				dated 4/7/95

	I.			Modification No. 7 to Contract			**
				dated 9/13/95

	J.			Modification No. 8 to Contract			**
				dated 11/1/95

	K.			Modification No. 9 to Contract			**
				dated 12/1/95

	L.			Modification No. 10 to Contract			**
				dated 12/1/95

	M.			Modification No. 11 to Contract			**
				dated 8/12/96

	N.			Modification No. 12 to Contract			**
				dated 8/30/96

	*Incorporated by reference to Schedule 13-D original filing dated May 23,
1994

	**Incorporated by reference to Schedule 13-D Amendment No. 1 filed by PAI on
September 20, 1996 with reference to Uniroyal Technology Corporation

SIGNATURE


		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						Pacholder Associates, Inc.


						September 27, 1996
						Date


						/s/ Thomas M. Barnhart, II
						Signature


						Senior Vice President
						  and Associate General Counsel
						Title




SIGNATURE


	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


							Pacholder Associates, Inc.


							September 27, 1996
							Date



							Signature


							Senior Vice President
							  and Assoc.Gen. Counsel
							Title

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